Exhibit 10.1.3

SEVERANCE PROGRAM FOR OFFICERS

OF CONSOLIDATED EDISON, INC. AND ITS SUBSIDIARIES

Effective as of September 1, 2005

Amended and Restated as of January 1, 2008

TABLE OF CONTENTS

I.	Purpose	1

II.	Definitions	1

III.	Benefits	6

IV.	Confidential Information	12

V.	Funding	12

VI.	Administration	13

VII.	Claims Procedure	13

VIII.	Adoption by Company; Obligations of Company	14

IX.	Miscellaneous	14

- i -

SEVERANCE PROGRAM FOR OFFICERS OF

CONSOLIDATED EDISON, INC. AND ITS SUBSIDIARIES

I.	Purpose.

The purpose of this Severance Program for Officers of Consolidated Edison, Inc. and its Subsidiaries (the “Program”) is to provide certain Participants with severance payments and benefits in the event of a Termination of Employment, as set forth herein, including additional severance payments and benefits in the event of a “Termination upon a Change of Control”, each as hereinafter defined. The Program is intended to be a “top-hat” plan for a select group of management or highly compensated employees, but is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The Program is not intended to affect eligibility for or payment of any other compensation or benefits in accordance with the terms of any applicable plans or programs of the Company. The Program is amended and restated effective as of January 1, 2008 to comply with Section 409A of the Code and to include all officers of Orange and Rockland Utilities, Inc. as Participants in the Program.

II.	Definitions.

When used herein with initial capital letters, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is specified or is plainly required by the context in which the term is used:

“409A Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes CEI and any trade or business (whether or not incorporated) that is under common control with CEI (within the meaning of Section 414(c) of the Code).

“Administrator” shall mean the Vice President, Human Resources of CECONY or such other person designated by the Committee.

“Base Compensation” for any Participant shall mean the Participant’s annualized base rate of salary received by the Participant in all capacities with the Company (before any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs) as in effect immediately prior to the Effective Date as the same may be increased from time to time. “Base Compensation” shall not include the value of any target bonuses or other short or long term incentive compensation, stock options, stock appreciation rights, restricted stock, or restricted stock units granted to a Participant by the Company.

“Board” shall mean the Board of Directors of CEI.

“Cause” shall mean (i) the conviction of the Participant of a felony or the entering by the Participant of a plea of nolo contendere to a felony, in either case having a significant adverse effect on the business and affairs of the Employer, (ii) the willful and continued failure by the Participant to substantially perform his duties in the course of his employment with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the

CEO which specifically identifies the manner in which the Board or CEO believes that the Participant has not substantially performed the Participant’s duties; or (iii) the willful engaging by the Participant in illegal conduct or in gross misconduct which is materially and demonstrably injurious to the Employer. No act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Employer. Any act or failure to act that is based upon authority given pursuant to a resolution fully adopted by the Board, or the advice of counsel for the Employer, shall, for purposes of this Program, be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Employer. The Employer expressly acknowledges that Cause will not exist merely because of a failure of the Employer to meet budgeted results.

“CECONY” shall mean Consolidated Edison Company of New York, Inc., a New York corporation.

“CEI” shall mean Consolidated Edison, Inc., a New York corporation.

“CEO” shall mean the Chief Executive Officer of CEI.

“Change of Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:

(a)	any Person or Group acquires stock of CEI that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of CEI. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of CEI, the acquisition of additional stock by the same Person or Group is not considered to cause a Change of Control of CEI. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which CEI acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of CEI (or issuance of stock of CEI) and stock in CEI remains outstanding after the transaction;

(b)	any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of CEI possessing 30% or more of the total voting power of the stock of CEI;

(c)	a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d)

any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from CEI that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of CEI immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of CEI, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change of Control shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i)	A shareholder of CEI (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CEI;

(iii)	A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of CEI; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (but shall not include the Employer, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or any company owned, directly or indirectly, by the stockholders of CEI in substantially the same proportions as their ownership of voting stock of CEI). The term “Group” shall have the meaning set forth in Rule 13d-5 of Exchange Act. If any one Person, or Persons acting as a Group, is considered to effectively control CEI as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Management Development and Compensation Committee that has been established by the Board, or any subsequent committee of the Board that has primary responsibility for compensation policies. In the absence of such a committee, “Committee” shall mean the Board or any committee of the Board designated by the Board to perform the functions of the Committee under the Program.

“Company” includes, individually and/or collectively as the context requires, CEI, CECONY, O&R and such other subsidiaries of the Company that have approved and adopted this Program pursuant to Article VIII, whether or not such entity directly compensates the Participant or the Participant appears on the payroll of such entity.

“Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last of a continuous period of not less than a period of twelve calendar months or (ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” shall mean September 1, 2005.

“Employer” shall mean CEI and all 409A Affiliates of CEI.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean any of the following occurrences that occur without the Participant’s consent on or following a Change of Control:

(i) any material decrease in the Participant’s Base Compensation, except for across-the-board decreases uniformly affecting similarly situated employees of the Company or the business unit in which the Participant is then employed;

(ii) any material breach by the Company of any of the material provisions of this Program, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(iii) the Company’s requiring the Participant to be based at any office or location more than 50 miles from the location at which the Participant is employed immediately prior to the Change of Control; or

(iv) the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities of the Participant as in effect immediately prior to the Change of Control, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding, for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant.

For purposes of this “Good Reason” definition, the Participant must give notice to the Company of the existence of any event described in clauses (i) through (iv) above, within 90 days of the initial existence of the event, and upon such notice the Company shall have a period of 30 days to remedy the condition and not be required to pay any severance amount or benefit.

“Notice of Termination” means a written notice given in accordance with Section IX E which (i) indicates the specific termination provision in this Program relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Participant’s Termination of Employment or a Termination upon a Change of Control (as applicable) and the applicable provision hereof, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice or, if applicable, the expiration of any cure period by the Company).

“O&R” shall mean Orange and Rockland Utilities, Inc.

“Participant” at any time shall mean each person who (i) is an officer of CECONY or O&R, or is then holding the office of president or higher level of CEI or any subsidiary of CEI and (ii) is designated by the Committee to be a participant under the Program; provided, however, that any individual who would otherwise be a participant shall not be eligible to receive any severance payments or benefits hereunder (x) unless such individual has signed a release agreement with the Company in the form of Annex 1 hereto or in such form as has been approved by the Administrator for this purpose from time to time prior to a Change of Control, or (y) if such individual is a party to a then effective separate written agreement with the Company which has been authorized or adopted by the Board or the Committee which expressly provides for severance payments or benefits (unless such agreement expressly provides for participation in this Program).

“Section 409A” shall mean Section 409A of the Code and the rulings and regulations promulgated thereunder

“Separation from Service” shall mean a “separation from service” from the Employer as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

“Termination of Employment” means a Participant’s Separation from Service other than (i) a termination of employment for Cause, (ii) a voluntary resignation by the Participant (other than a resignation with Good Reason in connection with a Termination upon a Change of Control), (iii) a termination of employment due to a Participant’s Disability or death, (iv) a termination of the Participant’s employment due to a sale, merger, acquisition or other transaction in which the Participant (1) is offered the opportunity to become employed by another employer in a position with the same or similar duties to the Participant’s duties with the Employer immediately prior to the termination of employment and without any decrease in the Participant’s Base Compensation or Target Bonus, or (2) accepts employment in any position with the new employer (whether or not such employment is comparable), or (v) a termination of employment due to a Participant’s retirement (voluntary at any time or mandatory at or after attainment of age 65). The Administrator in its sole discretion shall determine whether a Participant’s termination of employment is within the meaning of clauses (i), (ii), (iii), (iv) or (v).

“Target Bonus” shall mean the target bonus opportunity (if any) in effect for a Participant in respect of the calendar year in which the Participant’s Separation from Service occurs or, if no such target bonus opportunity has been established by the Company, the average of the two annual bonuses, if any, paid or awarded to the Participant in respect of the most recent two (2) calendar years immediately preceding the calendar year in which occurs the Participant’s Termination Date or preceding the Change of Control, if higher.

“Termination Date” with respect to any Participant shall mean the date of a Participant’s Termination of Employment or Termination upon a Change of Control (as applicable).

“Termination upon a Change of Control” of any Participant shall mean a Termination of Employment without Cause or a Separation from Service by any Participant for Good Reason upon or within 24 months following a Change of Control.

III.	Benefits.

A.	Benefits Following a Termination of Employment.

1.	Before a Change of Control. If, prior to a Change of Control, a Participant incurs a Termination of Employment, then, subject to the Participant executing and delivering to the Company a written release in the form of Annex 1 hereto (or in such form as has been approved by the Administrator), as further detailed in clause h. below:

a.	the Company shall pay to the Participant in a lump sum in cash, within 60 days following the Participant’s Termination Date, the aggregate of the following amounts:

(1)	the sum of (a) the Participant’s Base Compensation through the Termination Date to the extent not theretofore paid, (b) the product of (i) the sum of the Participant’s Target Bonus, and (ii) a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365 and (c) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (a), (b), and (c) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)

a lump sum that is the actuarial equivalent (as defined in clause i. see below) of the excess of (a) the sum of (i) the pension benefit payable to the Participant under the Company’s applicable qualified defined benefit retirement plan in which the Participant is participating immediately prior to his Termination Date (the “Retirement Plan”), plus (ii) any excess or supplemental nonqualified defined benefit retirement plan in which the Participant participates (together, the “SERP”), plus (iii), to the extent applicable, any benefit payable to the Participant under any other defined benefit retirement arrangement between the Participant and the Company (“Other Pension Benefits”) with each element of such sum determined as if the Participant’s employment continued for one additional year beyond the Termination Date, assuming for this purpose that all accrued benefits are fully vested and further assuming that the Participant’s compensation for such deemed additional period was the Participant’s Base Compensation as in effect immediately prior to the Termination Date, assuming a bonus in each year during such deemed additional period equal to the Target Bonus, assuming that any benefits attributable to such deemed additional period were treated, under all such plans and arrangements, as being fully accrued on the Termination Date, and assuming that the Participant commenced to receive such benefits in the form of an annuity for his life commencing at later of the Termination Date or the Participant’s attainment of age 65 over, (b) the sum of the benefits actually payable to the Participant, if any, under the Retirement Plan, the SERP and Other Pension Benefits, determined as of the Termination Date, assuming that the Participant commenced to receive such benefits in the form of an annuity for his life commencing at later of the Termination Date or the Participant’s attainment of age 65.

b.	the Company shall pay to the Participant in a lump sum in cash, within 60 days following the Participant’s Termination Date, an amount equal to one times the sum of the Participant’s Base Compensation and Target Bonus;

c.	for a period of one year following the Termination Date, the Company shall continue to provide medical, dental and Company-provided life insurance benefits to the Participant and/or the Participant’s eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies if the Participant had not incurred a Termination of Employment (at the same contribution rate between the Participant and the Company as is applicable for the Participant while actively employed immediately prior to the Termination Date); provided, however, that if such medical and dental benefits are provided under a Company plan, program, practice or policy that is subject to Code Section 105(h), the Company shall provide such medical and dental benefits to the Participant and/or the Participant’s eligible dependents by having the Participant elect “COBRA” continuation coverage and the Company shall reimburse the Participant on a quarterly basis for the cost of the COBRA premiums incurred by him or her during the continuation period, provided, further, however, that if the Participant becomes employed by another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Such period shall be counted as part of the Participant’s right to continued eligibility under the Company’s medical and dental plans under Section 4980B of the Code. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed until one year following the Termination Date and to have incurred a Termination of Employment on the last day of such period;

d.	the Company shall, at its sole expense as incurred, provide the Participant with outplacement services suitable to the Participant’s position for a period not to exceed one year from the Participant’s Termination Date with a nationally recognized outplacement firm;

e.	any compensation previously deferred (other than pursuant to a tax-qualified plan) by or on behalf of the Participant (together with any accrued interest or earnings thereon), whether or not then vested, shall become vested on the Termination Date and shall be paid in accordance with the terms of the plan, policy or practice and elections under which it was deferred;

f.	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the plan, policy or practice and elections thereunder; and

g.	for purposes of the Company’s stock option and other equity incentive plans and the options, benefits and rights granted to the Participant thereunder, the Participant shall be deemed to have incurred a Termination of Employment with the consent of the Company.

h.

Notwithstanding any provision of this Plan to the contrary, the obligation of the Company to pay any severance benefits to a Participant is expressly conditioned upon the Participant’s timely execution and delivery of an agreement to be bound by a general release of any and all claims arising out of or relating to the Participant’s employment and Separation from Service, and agreement by the Participant to the terms and conditions of Section IV below, that becomes irrevocable not later than the 60th calendar day following the Participant’s Termination Date. The Company shall have no obligation to pay any severance benefits to a Participant who fails to execute a general release that becomes irrevocable after the 60th calendar day following the Participant’s Termination Date.

i.	For purposes of clause a.(2) above, the term “actuarial equivalent” shall mean a benefit of equal value, computed on the basis of the IRS Mortality Table and the IRS Interest Rate, as applicable to the Stability Period that includes the Participant’s Termination Date, and to the extent that any benefit payable to the Participant would be subject to adjustment, subsequent to the commencement of such benefit, based on changes in any Consumer Price Index, then the annual change in such index for all future years shall be assumed to be the quotient of (x) the IRS Interest Rate divided by (y) the excess of the quotient determined by dividing 0.75 by the factor first specified in item “(B)” of clause (c) of the determination of Adjusted IRS Interest Rate, over 1.00. The terms IRS Mortality Table, IRS Interest Rate, Stability Period, and Adjusted IRS Interest Rate shall each have the meaning set forth in the Retirement Plan as in effect on the Participant’s Termination Date.

2.	Following a Change of Control. Upon a Termination upon a Change of Control, the provisions of Section III.A.1. shall apply, except that:

a.	references to “one” in clauses a.(2), b. and c., respectively, of Section III.A.1. shall be increased to “two”; and

b.	to the extent reimbursements of medical and dental care expenses made pursuant to Section III.A.1.c. are deemed to be a “deferral of compensation” subject to Section 409A of the Code, the Company shall reimburse medical and dental care expenses no later than the last day of the calendar year next following the calendar year in which such expenses were incurred.

B.	Six-Month Payment Delay for Specified Employees.

Notwithstanding anything herein to the contrary, if a Participant is a “Specified Employee” for purposes of Section 409A, determined under the Company’s established methodology for determining specified employees, on the date on which such Participant incurs a Separation from Service, to the extent that any payment hereunder (including any provision or continued benefits) is deemed to be a “deferral of compensation” within the meaning of Section 409A, such payment shall not be paid or commence to be paid on any date prior to the fifteenth business day after the date that is six months following the Participant’s Separation from Service; provided, however, that a payment delayed pursuant to this clause shall commence earlier in the event of a Participant’s death prior to the end of the six-month period.

C.	Certain Reduction of Payments.

1.	Anything in this Program to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Program or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that such Participant would receive a greater net after-tax amount if the Payment to Participant were reduced to avoid the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Participant pursuant to this Program (such payments or distributions pursuant to this Program are hereinafter referred to as “Program Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Program Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section III.C, present value shall be determined in accordance with Section 280G(d)(4) of the Code. Any reduction will be made from the payments described in Section III.A.1.a and Section III.A.1.b.

2.	All determinations to be made under this Section III.C shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the affected Participant within 10 days of the Termination Date of such Participant.

3.	As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Program Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Program Payments which have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. Within one year after the Termination of Employment of any Participant, the Accounting Firm shall review the determination made by it pursuant to subsection III C.2. above. In the event that the Accounting Firm determines that an overpayment has been made, any such Overpayment shall be promptly repaid by the Participant to the Company within 20 days of such determination; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not increase the net amount which is payable to the Participant after taking into account the provisions of Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the Federal Rate within 20 days of such determination.

4.	All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections III.C.2. and III.C.3. above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections III.C.2. and III.C.3. above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

D.	Vesting. Except as provided in Article V hereof, a Participant shall be vested and shall have a nonforfeitable right with respect to the benefits to be provided hereunder from and after the Termination Date. The respective rights and obligations of the Company and the Participant under this Program shall survive any termination of Participant’s employment to the extent necessary to the intended preservation of such rights and obligations.

E.	Non-Exclusivity of Rights. Nothing in this Program shall prevent or limit any Participant’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which such Participant may qualify; provided, however, that if such Participant becomes entitled to and receives all of the payments provided for in this Program, the Participant hereby waives his or her right to receive payments under any other plan, program, agreement or arrangement of the Company providing severance benefits.

F.	Notice of Termination. No Termination upon a Change of Control shall be effective unless accompanied or preceded by a Notice of Termination.

IV.	Confidential Information.

A.	Each Participant shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (defined below) relating to the Company or any of its affiliates or subsidiaries, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement). Upon termination of the Participant’s employment, he or she shall return to the Company all Company information. After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except (a) otherwise publicly available information, or (b) as may be necessary to enforce his rights under this Agreement or necessary to defend himself against a claim asserted directly or indirectly by the Company or its affiliates.

B.	As used herein, the term “confidential information, knowledge or data” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its affiliates and subsidiaries, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by a Participant prior to employment with the Company, and information received by the Participant from sources other than the Company or its affiliates and subsidiaries, without obligation of confidentiality.

V.	Funding.

Benefits payable under this Program shall be unfunded, as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(a)(6) of ERISA, with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and the Administrator shall administer this Program in a manner that will ensure that benefits are unfunded and that Participants will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder. Accordingly, the Company shall not be required to segregate or earmark any of its assets for the benefit of Participants or their spouses or other beneficiaries, and each such person shall have only a contractual right against the Company for benefits hereunder. The Company may from time to time establish a trust and deposit with the trustee thereof funds to be held in trust for the payment of benefits hereunder; provided, that the use of such funds for such purpose shall be subject to the claims of the Company’s general creditors as set forth in the agreement establishing any such trust. The rights and interests of a Participant under this Program shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by a Participant or any person claiming under or through a Participant, nor shall they be subject to the debts, contracts, liabilities or torts of a Participant or anyone else prior to payment. The Administrator may from time to time appoint an investment manager or managers for the funds held in any such trust.

VI.	Administration.

The Program shall be operated under the direction of the Committee and administered by the Administrator. The calculation of all benefits payable under the Program shall be performed by the Administrator, subject to the review of the Committee. The Administrator shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including but not limited to, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount of benefits payable to any Participant, spouse, heirs or estate, all legal and factual determinations, and construction of disputed or ambiguous term. The Administrator shall determine conclusively any and all questions arising from the administration of the Plan, and such determinations shall be binding on all parties. The Administrator may delegate responsibilities under the Plan. In any instance where the Plan is administered relative to the Administrator, the President of the Company shall act as Administrator.

VII.	Claims Procedure.

All claims for benefits under this Program shall be determined under the claims procedure in effect under the Company’s tax-qualified defined benefit pension plan on the date that such claims are submitted, except that the Administrator shall make initial determinations with respect to claims hereunder and the Committee shall decide appeals of such determinations.

In the event that any dispute under the provisions of this Program is not resolved to the satisfaction of the affected Participant through this Program’s claims procedures described in the preceding paragraph, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the Participant may elect to have the dispute, controversy or claim settled by arbitration in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Program or to award a remedy for a dispute involving this Program other than a benefit specifically provided under or by virtue of the Program. If a Participant prevails on any material issue which is the subject of any such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and the Participant’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association. If applicable, payment or reimbursement of the Participant’s reasonable attorneys’ fees and expenses shall be made not later than December 31st of the calendar year following the year in which they are incurred.

VIII.	Adoption by Company; Obligations of Company.

A.	At the earliest feasible time or times, CEI shall cause each entity in which it now or hereafter holds, directly or indirectly, more than a 50 percent voting interest to approve and adopt this Program and, by such approval and adoption, to be bound by the terms hereof.

B.	Benefits under this Program shall, in the first instance, be paid and satisfied by the Company. If the Company shall be dissolved or for any other reason shall fail to pay and satisfy such benefits, each individual entity referred to in (a) above shall pay and satisfy its share of such benefits, such share to be the ratio of the Participant’s Base Compensation charged to such entity during the three calendar years immediately preceding the Participant’s Termination Upon a Change of Control to the total of the Participant’s Base Compensation charged to all such entities during the same period.

IX.	Miscellaneous.

A.	Amendment or Termination. Prior to the occurrence of a Change of Control, the Board may amend or discontinue this Program at any time. Prior to the occurrence of a Change of Control, the Administrator may amend the Program to facilitate the administration of the Program. Upon and following a Change of Control, this Program may not be amended or terminated in any way that would adversely affect the rights of Participants under the Program.

B.	Headings. Headings are included in the Program for convenience only and are not substantive provisions of the Program.

C.	Applicable Law. The interpretation of the provisions and the administration of the Program shall be governed by the laws of the State of New York without giving effect to any conflict of laws provisions, and to the extent applicable, the United States of America.

D.	Mitigation. No Participant shall be required to mitigate the amount of any payment or benefit provided for in this Program by seeking other employment or otherwise and there shall be no offset against amounts due any Participant under this Program on account of any remuneration attributable to any subsequent employment that may be obtained.

E.	Notices. All notices and other communications required or permitted under this Program or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the last known address of the Company or the Participant, as the case may be, reflected upon Company records. Notices to the Company shall be addressed to:

Consolidated Edison, Inc.

4 Irving Place

New York, NY 10003

Attention: General Counsel

F.	Binding Effect; Successors and Assigns. All of the terms and provisions of this Program shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Participants under this Program are of a personal nature and shall not be assignable or delegatable in whole or in part by the Participants. CEI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Participants, expressly to assume and agree to perform this Program in the same manner and to the extent CEI would be required to perform if no such succession had taken place.

G.	Severability. If any provision of this Program or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Program which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

H.	Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Program is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Program or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Program or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

I.	Beneficiaries/References. Each Participant shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Program following his or her death by giving the Company written notice thereof. In the event of a Participant’s death or a judicial determination of a Participant’s incompetence, reference in this Program to “Participant” shall be deemed, where appropriate, to refer to such Participant’s beneficiary, estate or other legal representative.

J.	Withholding. The Company may withhold from any payments under this Program all federal, state and local employment and income taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Each Participant shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Program. All payments will be reported to the IRS.

K.	Section 409A. This Program is intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If the Administrator determines in good faith that any provision of this Program does not satisfy such requirements or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Administrator will modify such provision, to the maximum extent practicable, consistent with the original intent and without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Administrator shall be final and binding on all parties.

Annex 1

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (“Agreement”) is between Consolidated Edison, Inc. (“Company”) and                              (“Employee”) and is being entered into by the Employee in consideration for the Company’s providing the Employee with severance payments and benefits under the Severance Program for Officers of Consolidated Edison, Inc. (the “Program”). The parties hereto agree as follows:

1. Employee agrees to waive, release and discharge the Company and its subsidiaries and affiliates, and their respective legal representatives, successors and assigns, agents, past, present and future employees, directors, officers, shareholders and trustees, from any and all actions, causes of action, claims, cross-claims, third party claims, counterclaims, contribution claims, debts, demands, actions, promises, judgments, trespasses, extents, executions, awards, damages, liabilities of any kind or nature whatsoever, which Employee and his/her successors and assigns may have or have had against the Company or the above-referenced entities and individuals for all times in the past to the date that this Agreement is signed. This release and discharge is specifically understood to apply to, but is not limited to, claims for alleged oral, written or implied contract of employment, claims for salary or wages, severance payments, bonuses or other compensation of any kind, claims for libel, slander, defamation and attorneys’ fees, claims of wrongful discharge, claims of discriminatory treatment based upon any one or combination of the factors of age, sex, race, religion, handicap, national origin and any and all other claims arising under federal, state or local law, whether such claims arise at common law (whether sounding in tort or contract) or by constitution, statute or ordinance, including, by way of illustration, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000(e) et seq., the Civil Rights Act of 1991, the federal Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et seq., the New York State Human Rights Law and the New York City Human Rights Law, each as amended from time to time; provided, however, that this waiver, release and discharge shall not apply to any compensation and benefits payable under the Program.

2. Employee acknowledges that he/she is entering into this Agreement voluntarily and of his/her own free will. Employee also agrees that this Agreement contains the parties’ complete understanding and that there are no other agreements, oral or written, pertaining to the subject matter of this Agreement. Any amendment or modification of this Agreement must be made in writing and signed by both Employee and the Company.

3. The parties hereto agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties further agree that should any part or provision of this Agreement be held unenforceable or in conflict with controlling law, the validity of the remaining parts and provisions shall be unaffected.

4. The parties expressly agree that this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

5. Employee acknowledges that he/she was provided a copy of this Agreement on                      and that he/she has until [21][45] days from such date to sign and return it to the Company. The Employee shall have seven days from the date on which he/she signs and returns this Agreement, to revoke said Agreement. It is agreed that this Agreement shall not become effective or enforceable until this seven-day revocation period has passed. Any such revocation within this period must be submitted in writing to the Company and signed by the Employee.

6. Employee acknowledges that he/she has been advised to consult with an attorney and other advisors of his/her choice prior to signing this Agreement and that his/her execution of this Agreement is made voluntarily and with a full understanding of its consequences and has not been coerced in any way.

IN WITNESS WHEREOF, the parties have executed this Agreement as of                     .

CONSOLIDATED EDISON, INC.

By:

Employee

Annex 2

[Names of Officers with special

arrangements and the terms thereof]

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